Exhibit 10-U-2

World Headquarters, Room 538
One American Road
Dearborn, MI  48126-2798

March 6, 2008
To:	Name

Subject:	Enhanced Grant Opportunity – 2007 Performance-Based RSU Final Award

On February 27, 2007, the Compensation Committee of the Board of Directors approved a new incentive opportunity to be delivered as an enhanced stock-based award within the framework of the new Long-Term Incentive program.  You were selected to participate in this program because of your role in leading efforts toward achieving the Company's critical priorities.

The Enhanced Grant Opportunity was delivered in 50% stock options (vesting ratably over three years) and 50% performance-based Restricted Stock Units (RSUs) (granted in three equal installments beginning on March 5, 2007 and then in March 2008, and March 2009 based on the FMV on March 5, 2007).

Enhanced Grant Opportunity – 2007 Performance-Based Restricted Stock Unit Final Award
Your 2007 performance-based RSU enhanced grant was a maximum opportunity having a one-year performance period ending on December 31, 2007.  The performance metrics for the 2007 grant were:

Total Company Profitability	(40%)
CBG Profitability	(15%)
Total Automotive Operating Cash Flow	(20%)
CGB Cost Performance	(8.33%)
CBG Market Share	(8.33%)
CBG Quality	(8.33%)

Based on performance against these metrics, the Compensation Committee has approved the following:

2007 PB-RSU Enhanced Grant Opportunity:	[ ]
2007 PB-RSU Enhanced Grant Payout:	[ ]
2007 RSU Final Award:	[ ] XXX of the original grant

The final RSU award will be restricted for three years.  As soon as practicable after the restriction lapses, you will be issued shares of Ford Motor Company Common Stock, less shares withheld to cover any tax liability on the value of the grant.

All stock-based awards are subject to the terms of the 1998 Long-Term Incentive Plan.  Additional information regarding all of your stock-based awards is available on HR ONLINE.  If you have further questions regarding your awards, please contact _________ at _________.

Your continued leadership is greatly appreciated and is essential to the success of achieving critical Company priorities.